EXHIBIT 99.1

Educational Development Corporation Announces Record Fiscal First Quarter Estimated Net Revenues, Earnings and Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., June 16, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has estimated net revenues in fiscal first quarter 2022 totaling approximately $40.8 million. This represents an increase of $2.5 million, or 6.5%, from net revenues achieved in fiscal first quarter 2021 of $38.3 million.   The Company estimates earning per share for the quarter between $0.38 and $0.41, which is an increase over the earnings of $0.23 per share reported for the first quarter of fiscal 2021. The Company’s Usborne Books & More (UBAM) division averaged approximately 55,100 active consultants during the first quarter, an increase of 66% over 33,100 average active consultants reported for the first quarter last year.

Per Randall White, Chief Executive Officer, “We are pleased to announce record first quarter fiscal 2022 net revenues. Along with this revenue growth, we are continuing to achieve operational improvements that are increasing our overall profitability and wanted to share earnings estimates.”

Mr. White continued, “Our UBAM division’s net revenues for the first quarter totaled approximately $37.6 million which represents growth of $0.7 million, or 1.9%, over UBAM’s first quarter net revenues last year of $36.9 million. During April and May last year we experienced a large increase in demand for our products from parents needing educational products in the home due to school closures associated with the Covid-19 pandemic. This increase in demand last year resulted in sales growth that does not traditionally occur in our fiscal first quarter. Reporting sales growth in the UBAM division against the same quarter last year provides continued evidence that our increased number of active consultants are continuing to have a positive impact on sales in this division. This fiscal first quarter and our second quarter will have challenging comparisons, but we continue to expect the impact of our active sales consultants will offset the unusual demand increase that occurred during the same periods last year.”

Mr. White concluded, “In addition to the growth from UBAM, our Publishing division reported net revenues for the first quarter of the fiscal year of approximately $3.2 million, or 128.6% higher than the Publishing division’s first quarter net revenues last year of $1.4 million. Our Publishing division’s first quarter sales last year were negatively impacted from store closures due to the Covid-19 pandemic. We are pleased to see sales growth in this division as stores are re-opening and have customers returning to in-person shopping.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
Educational Development Corporation Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2021, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2021 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.